Exhibit 10.16

Amended and Restated December 11, 2008

BURLINGTON NORTHERN SANTA FE
1999 STOCK INCENTIVE PLAN

SECTION 1

STATEMENT OF PURPOSE

1.1.           The BURLINGTON NORTHERN SANTA FE 1999 STOCK INCENTIVE PLAN (the "Plan") has been established by BURLINGTON NORTHERN SANTA FE CORPORATION (the "Company") to:

(a)	attract and retain executive, managerial and other salaried employees;

(b)	motivate participating employees, by means of appropriate incentives, to achieve long-range goals;

(c)	provide incentive compensation opportunities that are competitive with those of other major corporations; and

(d)	further identify a Participant's interests with those of the Company's other stockholders through compensation that is based on Stock (as defined below);

and thereby promote long-term financial interest of the Company and the Related Companies, including the growth in value of the Company's equity and enhancement of long-term stockholder return.

SECTION 2

DEFINITIONS

2.1.           Unless the context indicates otherwise, the following terms shall have the meanings set forth below:

(a)
Affiliates.  The term "Affiliates" shall mean all persons with whom the Company is considered to be a single employer under section 414 (b) of the Code and all persons with whom the Company would be considered a single employer under section 414 (c) of the Code.

(b)
Award.  The term "Award" shall mean any award or benefit granted to any Participant under the Plan, including, without limitation, the grant of Options, Restricted Stock, Restricted Stock Units, Performance Stock, Achievement Award Stock, or Stock acquired through purchase under Section 10.

(c)	Board. The term "Board" shall mean the Board of Directors of the Company.

(d)
Cause.  The term "Cause" shall mean (a) the willful and continued failure by the Participant to substantially perform his or her duties with the Company (other than any such failure resulting from his or her incapacity due to physical or mental illness), or (b) the willful engaging by the Participant in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise. For purposes of this definition, no act, or failure to act, shall be deemed "willful" unless done, or omitted to be done, by the Participant not in good faith and without reasonable belief that his or her action or omission was in the best interest of the Company.

(e)	Change in Control. A "Change in Control" shall be deemed to have occurred if:

(1)
any "person" as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company's then outstanding securities;

(2)
during any period of two consecutive years (not including any period prior to the effective date of this provision), individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (1), (3) or (4) of this definition) whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds (⅔) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof;

(3)
the stockholders of the Company approve a merger or consolidation of the Company with any other company other than (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 80% of the combined voting power of the voting securities of the Company (or such surviving entity) outstanding immediately after such merger or consolidation, or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no "person" (as hereinabove defined) acquires more than 25% of the combined voting power of the Company's then outstanding securities; or

(4)
the stockholders of the Company adopt a plan of complete liquidation of the Company or approve an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets. For purposes of this clause (4), the term "the sale or disposition by the Company of all or substantially all of the Company's assets" shall mean a sale or other disposition transaction or series of related transactions involving assets of the company or of any direct or indirect subsidiary of the Company (including the stock of any direct or indirect subsidiary of the Company) in which the value of the assets or stock being sold or otherwise disposed of (as measured by the purchase price being paid therefor or by another objective method in a case where there is no readily ascertainable purchase price) constitutes more than two-thirds of the fair market value of the Company (as hereinafter defined). For purposes of the preceding sentence, the "fair market value of the Company" shall be the aggregate market value of the outstanding shares of Stock (on a fully diluted basis) plus the aggregate market value of the Company's other outstanding equity securities (excluding Employee stock options). The aggregate market value of the shares of Stock (on a fully diluted basis) outstanding on the date of the execution and delivery of a definitive agreement with respect to the transaction or series of related transactions (the "Transaction Date") shall be determined by the average closing price of the shares of Stock for the ten trading days immediately preceding the Transaction Date. The aggregate market value of any other equity securities of the Company shall be determined in a manner similar to that prescribed in the immediately preceding sentence for determining the aggregate market value of the shares of Stock.

(f)
Code.  The term "Code" means the Internal Revenue Code of 1986 and the regulations thereunder, as each may be amended from time to time. A reference to any provision of the Code shall include reference to any successor provision of the Code.

(g)
Date of Termination. A Participant’s "Date of Termination" shall mean his or her ceasing to be employed by the Company and the Affiliates; provided that the employment relationship will be deemed to have ended at the time the Participant and the Participant’s employer reasonably anticipate that the level of bona fide services the Participant would perform for the Company and the Affiliates after such date (whether as an Employee or independent contractor, but not as a director) would permanently decrease to no more than 20% of the average level of bona fide services performed over the immediately preceding 36 month period (or the full period of service to the Company and the Affiliates if the Participant has performed services for the Company and the Affiliates for less than 36 months).  In the absence of an expectation that the Participant will perform at the above-described level, the Date of Termination of employment will not be delayed solely by reason of the Participant’s continuing to be on the Company's and the Affiliates' payroll after such date.

(h)
Deferred Compensation.  The term "Deferred Compensation" means any payments or benefits that would be considered to be provided under a "nonqualified deferred compensation plan" as that term is defined in Treas. Reg. § 1.409A-1.

(i)
Disability.  Except as otherwise provided by the Committee, a Participant shall be considered to have a "Disability" during the period in which he or she is unable, by reason of a medically determinable physical or mental impairment, to engage in any substantial gainful activity, which condition, in the discretion of the Committee, is expected to have a duration of not less than 120 days.

(j)	Employee. The term "Employee" shall mean a person with an employment relationship with the Company or a Related Company.

(k)
Employer.  The Company and each Related Company which, with the consent of the Company, participates in the Plan for the benefit of its eligible Employees are referred to collectively as the "Employers" and individually as an "Employer."

(l)
Fair Market Value.  The "Fair Market Value" of the Stock shall be the closing price of a share of Common Stock on the New York Stock Exchange Composite Transaction Report on the valuation date; provided, that if there were no sales on the valuation date but there were sales on dates within a reasonable period before the valuation date, the Fair Market Value is the closing price on the nearest date before the valuation date.  In any event the determination of "Fair Market Value" shall be consistent with the requirements of Treas. Reg. § 1.409A-1(b)(5)(iv)(A).

(m)
Immediate Family.  With respect to a particular Participant, the term "Immediate Family" shall mean the Participant's spouse, children, stepchildren, adoptive relationships, sisters, brothers and grandchildren.

(n)
Independent Director.  The term "Independent Director" shall mean a member of the Board who is not an Employee and who, at the time of acting, qualifies as a "Non-Employee Director" under Rule 16b-3 of the Exchange Act and an "outside director" under section 162(m) of the Code.

(o)	Option. The term "Option" shall mean any Incentive Stock Option or Non-Qualified Stock Option granted under the Plan.

(p)	Participant. The term "Participant" means an Employee who has been granted an Award under the Plan.

(q)	Performance-Based Compensation. The term "Performance-Based Compensation" shall have the meaning ascribed to it in section 162(m)(4)(C) of the Code.

(r)	Performance Period. The term "Performance Period" shall mean the period over which applicable performance is to be measured, provided that such period shall not be less than one year.

(s)	Qualified Retirement Plan. The term "Qualified Retirement Plan" means any plan of the Company or a Related Company that is intended to be qualified under section 401(a) of the Code.

(t)	Related Company. The term "Related Company" means any company during any period in which it is a "subsidiary corporation" (as that term is defined in Code section 424(f)) with respect to the Company.

(u)	Restricted Period. The term "Restricted Period" shall mean the period of time for which Restricted Stock is subject to forfeiture pursuant to the Plan or during which Options are not exercisable.

(v)
Retirement.  "Retirement" of a Participant shall mean the occurrence of a Participant's Date of Termination under circumstances that constitute a retirement with immediate eligibility for benefits under Article 6 or Article 7 of the Burlington Northern Santa Fe Retirement Plan, or under the terms of the Qualified Retirement Plan of an Employer or Related Company that is extended to the Participant immediately prior to the Participant's Date of Termination or, if no such plan is extended to the Participant on his or her Date of Termination, under the terms of any applicable retirement policy of the Participant's employer.

(w)	SEC. "SEC" shall mean the United States Securities and Exchange Commission.

(x)
Specified Employee.  "Specified Employee" shall be defined in accordance with Treas. Reg. § 1.409A-1(i) and such rules as may be established by the Chief Executive Officer of the Company or his or her delegate from time to time.

(y)	Stock. The term "Stock" shall mean shares of common stock of the Company, par value $0.01 per share.

SECTION 3

ELIGIBILITY

3.1.           The Compensation and Development Committee of the Board ("Committee") shall determine and designate from time to time, from among the salaried, full-time officers and Employees of the Employers, those Employees who will be granted one or more Awards under the Plan, and from among the salaried and non-salaried full- or part-time non-officer Employees of an Employer, those Employees who will be granted Achievement Award Stock under Section 11 of the Plan.

SECTION 4

OPERATION AND ADMINISTRATION

4.1.           Subject to the approval of the stockholders of the Company at the Company's 2006 annual meeting of the stockholders, the Plan, as amended and restated, shall be effective as of the date of such approval ("Effective Date"), provided however, that any Awards made under the Plan, as amended and restated, other than Awards that can be made under the Plan prior to amendments to be approved at the 2006 annual meeting of the stockholders and that are made prior to approval by stockholders, shall be contingent on approval of the Plan, as amended and restated, by stockholders of the Company and all dividends on such Awards shall be held by the Company and paid only upon such approval and all other rights of a Participant in connection with such an Award shall not be effective until such approval is obtained. The Plan will terminate (except with respect to then outstanding Awards) on April 21, 2014, or, if shareholders approve the Plan, as amended and restated, at the 2006 annual meeting of stockholders, ten years from the date of such approval, provided however, that no Incentive Stock Options may be granted under the Plan on a date that is more than ten years from the Effective Date or, if earlier, the date the Plan is adopted by the Board.

4.2.           Except as otherwise provided in Section 4.3, the Plan shall be administered by the Committee, which shall be selected by the Board in accordance with the charter of the Committee adopted by the Board. The authority to manage and control the operation and administration of the Plan is subject to the following:

(a)
Subject to the provisions of the Plan, the Committee will have the authority and discretion to select Employees to receive Awards, to determine the time or times of receipt, to determine the types of Awards and the number of shares covered by the Awards, to establish the terms, conditions, performance criteria, restrictions, and other provisions of such Awards, and to cancel or suspend Awards.  In making such Award determinations, the Committee may take into account the nature of services rendered by the respective Employee, his or her present and potential contribution to the Company's success, and such other factors as the Committee deems relevant.

(b)
Subject to the provisions of the Plan, the Committee will have the authority and discretion to determine the extent to which Awards under the Plan will be structured to conform to the requirements applicable to Performance-Based Compensation as described in Code section 162(m), and to take such action, establish such procedures, and impose such restrictions at the time such Awards are granted as the Committee determines to be necessary or appropriate to conform to such requirements.

(c)
The Committee will have the authority and discretion to interpret the Plan, to establish, amend, and rescind any rules and regulations relating to the Plan, to determine the terms and provisions of any agreements made pursuant to the Plan, and to make all other determinations that may be necessary or advisable for the administration of the Plan.

(d)
Any interpretation of the Plan by the Committee and any decision made by it or the Independent Directors pursuant to its or their respective authority under the Plan is final and binding on all persons.

(e)
Except as otherwise expressly provided in the Plan, where the Committee or the Independent Directors are authorized to make a determination with respect to any Award, such determination shall be made at the time the Award is granted; except that the Committee or the Independent Directors, as applicable, may reserve the authority to have such determination made by the Committee or the Independent Directors, as applicable, in the future (but only if such reservation is either made at the time the Award is granted and is stated in the Agreement reflecting the Award or, if the Agreement does not address the issue, is provided in the Plan);

(f)
Except to the extent prohibited by applicable law or the rules of any stock exchange, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members or, with respect to Awards to Employees below the level of Vice President (provided that such Awards shall not exceed 5% of the shares of Stock currently available for grant under the Plan), to one or more subcommittees, each composed of one or more other members of the Board; and other than in respect to eligibility, times of Awards, and terms, conditions, performance criteria, restrictions and other provisions of Awards, and except as otherwise provided by the Committee from time to time, the Committee delegates its responsibilities and powers to the Vice President-Human Resources or his or her successor. Any such allocation or delegation may be revoked by the Committee at any time.

(g)
No member or authorized delegate of the Committee or Independent Director shall be liable to any person for any action taken or omitted in connection with the administration of the Plan unless attributable to his or her own fraud or willful misconduct; nor shall the Employers be liable to any person for any such action unless attributable to fraud or willful misconduct on the part of a director or Employee of the Employers. The Committee, the individual members thereof, persons acting as the authorized delegates of the Committee under the Plan, and the Independent Directors shall be indemnified by the Employers (to the maximum extent permitted by law) against any and all liabilities, losses, costs and expenses (including legal fees and expenses) of whatsoever kind and nature which may be imposed on, incurred by or asserted against the Committee or its members or authorized delegates or the Independent Directors by reason of the performance of a Committee or Independent Director function if the Committee or its members or authorized delegates or the Independent Directors did not act dishonestly or in willful violation of the law or regulation under which such liability, loss, cost or expense arises. This indemnification shall not duplicate but may supplement any coverage available under any applicable by-law, contract or insurance.

4.3.           Notwithstanding any other provision of the Plan to the contrary, all Awards granted to the Chief Executive Officer of the Company under the Plan shall be recommended by the Committee and awarded by the Independent Directors, and the Independent Directors shall have the authority to determine, subject to the recommendations of the Committee, the times of such Awards and the terms, conditions, restrictions and other provisions of such Awards, except with respect to the establishment of performance criteria or goals, which shall be established by the Committee.  With respect to any Awards granted to the Chief Executive Officer of the Company, the phrase “Independent Directors, subject to the recommendation of the Committee” shall be substituted for the word “Committee” each time it appears in Sections 3.1, 4.2(a), 6.2, 6.4, 6.5, 7.1, 7.2, 7.3(a), 7.3(c), 7.3(d), 8.1, 8.2, 8.3, 9.2, 9.3, 12.9 and 16.1 of the Plan, except in each case with respect to the establishment of performance criteria or goals.

4.4.           Notwithstanding any other provision of the Plan to the contrary, no Participant shall receive any Award of an Option under the Plan to the extent that the sum of:

(a)	the number of shares of Stock subject to such Award;

(b)	the number of shares of Stock subject to all other prior Awards of Options under the Plan during the one-year period ending on the date of the Award; and

(c)
the number of shares of Stock subject to all other prior stock options granted to the Participant under other plans or arrangements of the Employers and Related Companies during the one-year period ending on the date of the Award;

would exceed the Participant's Individual Limit under the Plan. The determination made under the foregoing provisions of this subsection 4.3 shall be based on the shares subject to the Awards at the time of grant, regardless of when the Awards become exercisable. Subject to the provisions of Section 13, a Participant's "Individual Limit" shall be 1,000,000 shares per calendar year.

4.5.           To the extent that the Committee determines that it is necessary or desirable to conform any Awards under the Plan with the requirements applicable to Performance-Based Compensation, it may, at or prior to the time an Award is granted, take such steps and impose such restrictions with respect to such Award as it determines to be necessary to satisfy such requirements. To the extent that it is necessary to establish performance goals for a particular performance period, those goals will be based on one or more of the following business criteria: net income, earnings per share, debt reduction, safety, on-time train performance, return on investment, operating ratio, cash flow, return on assets, stockholders' return, revenue, customer satisfaction, and return on equity. If the Committee establishes performance goals for a performance period relating to one or more of these business criteria, the Committee may determine to approve a payment for that particular performance period upon attainment of the performance goal relating to any one or more of such criteria.

4.6.           To the extent that the Plan and the Awards under the Plan are subject to the rules applicable to nonqualified deferred compensation plans under section 409A of the Code ("Section 409A"), such portion of the Plan and such Awards are not intended to result in acceleration of income recognition or imposition of penalty taxes by reason of Section 409A, and the terms of such portion of the Plan and such Awards shall be interpreted in a manner (and such portion of the Plan and such Awards may be amended to the extent determined necessary or appropriate by the Committee) to avoid such acceleration and penalties.

SECTION 5

SHARES AVAILABLE UNDER THE PLAN

5.1.           The shares of Stock with respect to which Awards may be made under the Plan shall be shares currently authorized but unissued or treasury shares acquired by the Company, including shares purchased in open market or in private transactions. Subject to the provisions of Section 13, the total number of shares of Stock available for grant of Awards shall not exceed fifty-three million (53,000,000) shares of Stock. Except as otherwise provided herein, any shares subject to an Award which for any reason expires or is terminated without issuance of shares (whether or not cash or other consideration is paid to a Participant in respect to such Award) shall again be available under the Plan. Shares tendered by a Participant in full or partial payment to the Company upon exercise of an Option granted under the Plan or shares withheld by, or otherwise remitted to, the Company to satisfy a Participant's tax withholding obligation in respect to any Award shall not become available for issuance under the Plan.

SECTION 6

OPTIONS

6.1.           The grant of an "Option" under this Section 6 entitles the Participant to purchase shares of Stock at a price fixed at the time the Option is granted, or at a price determined under a method established at the time the Option is granted, subject to the terms of this Section 6. Options granted under this section may be either Incentive Stock Options or Non-Qualified Stock Options, and subject to Section 12, shall not be exercisable for six months from date of grant, as determined in the discretion of the Committee. An "Incentive Stock Option" is an Option that is intended to satisfy the requirements applicable to an "incentive stock option" described in section 422(b) of the Code. A "Non-Qualified Stock Option" is an Option that is not intended to be an "incentive stock option" as that term is described in section 422(b) of the Code.

6.2.           The Committee shall designate the Participants to whom Options are to be granted under this Section 6 and shall determine the number of shares of Stock to be subject to each such Option. To the extent that the aggregate fair market value of Stock with respect to which Incentive Stock Options are exercisable for the first time by any individual during any calendar year (under all plans of the Company and all Related Companies) exceeds $100,000, such options shall be treated as Non-Qualified Stock Options, to the extent required by section 422 of the Code.

6.3.           The determination of the purchase price of a share of Stock under each Option and the payment of the purchase price of a share of Stock under each Option shall be subject to the following:

(a)
The purchase price of an Option shall be established by the Committee or shall be determined by a method established by the Committee at the time the Option is granted; provided, however, that in no event shall such price be less than Fair Market Value on the date of the grant.

(b)
Subject to the following provisions of this subsection 6.3, the full purchase price of each share of Stock purchased upon the exercise of any Option shall be paid at the time of such exercise and, as soon as practicable thereafter, a certificate representing the shares so purchased shall be delivered to the person entitled thereto.

(c)	The purchase price of an Option shall be payable in cash or in shares of Stock (valued at Fair Market Value as of the day of exercise).

(d)	A Participant may elect to pay the purchase price upon the exercise of an Option through a cashless exercise arrangement as may be established by the Company.

(e)
Except for either adjustments pursuant to Section 13 of the Plan (relating to the adjustments to shares), or reductions of the purchase price approved by the Company's stockholders, and subject to any applicable restrictions imposed by Section 409A, the purchase price for any outstanding Option may not be decreased after the date of grant nor may an outstanding Option granted under the Plan be surrendered to the Company as consideration for the grant of a replacement Option with a lower purchase price.

6.4.           Except as otherwise expressly provided in the Plan, the terms and conditions relating to the exercise of an Option shall be established by the Committee, and may include, without limitation, conditions relating to completion of a specified period of service, achievement of performance standards prior to exercise of the Option, or achievement of Stock ownership objectives by the Participant. No Option may be exercised by a Participant after the expiration date applicable to that Option.

6.5.           The exercise period of any Option shall be determined by the Committee and shall not extend more than ten years after the Date of Grant.

6.6.           In the event the Participant exercises an Option granted before February 28, 2005, under this Plan or a predecessor plan of the Company or a Related Company and pays all or a portion of the purchase price in Common Stock, in the manner permitted by subsection 6.3, such Participant, pursuant to the exercise of Committee discretion at the time the Option is exercised or to the extent previously authorized by the Committee, may be issued a new Option to purchase additional shares of Stock equal to the number of shares of Stock surrendered to the Company in such payment. Such new Option shall have an exercise price equal to the Fair Market Value per share on the date such new Option is granted, shall first be exercisable six months from the date of grant of the new Option and shall have an expiration date on the same date as the expiration date of the original Option so exercised by payment of the purchase price in shares of Stock. No new Option shall be granted pursuant to this subsection 6.6 in connection with the exercise of any Option granted on or after February 28, 2005.

SECTION 7

RESTRICTED STOCK

7.1.           Subject to the terms of this Section 7, Restricted Stock Awards under the Plan are grants of Stock to Participants, the vesting of which is subject to certain conditions established by the Committee, with some or all of those conditions relating to events (such as performance or continued employment) occurring after the date of grant, provided however that to the extent that vesting of a Restricted Stock Award is contingent on continued employment, then (i) the required employment period shall not be less than three years following the grant of the Award unless the Award is being granted in replacement of a previously granted Award under the Plan or another plan and, as of the date of the replacement, the required employment period for the replacement grant is not less than the remaining required employment period under the grant that is being replaced, and (ii) the grant may provide for equal, annual, pro-rata vesting during the employment period.

7.2.           The Committee shall designate the Participants to whom Restricted Stock is to be granted, and the number of shares of Stock that are subject to each such Award. The maximum number of shares of Stock that may be issued in conjunction with Awards granted under Sections 7, 8 and 9 of the Plan shall be twenty-three million shares. The Award of shares under this Section 7 may, but need not, be made in conjunction with a cash-based incentive compensation program maintained by the Company, and may, but need not, be in lieu of cash otherwise awardable under such program, provided, however, that one million of the shares remaining to be granted under Sections 7, 8 and 9 of the Plan as of April 18, 2002, shall only be used for Awards of shares of Performance-Based Restricted Stock, performance-based Restricted Stock Units or Performance Stock or in lieu of cash otherwise awardable under such program.

7.3.           Shares of Restricted Stock granted to Participants under the Plan shall be subject to the following terms and conditions:

(a)
Except as otherwise hereinafter provided, Restricted Stock granted to Participants may not be sold, assigned, transferred, pledged or otherwise encumbered during the Restricted Period. Except for such restrictions, the Participant as owner of such shares shall have all the rights of a stockholder, including but not limited to the right to vote such shares and, except as otherwise provided by the Committee or as otherwise provided by the Plan, the right to receive all dividends paid on such shares.

(b)
Each certificate issued in respect of shares of Restricted Stock granted under the Plan shall be registered in the name of the Participant and, at the discretion of the Committee, each such certificate may be deposited with the Company with a stock power endorsed in blank or in a bank designated by the Committee.

(c)
The Committee may award Performance-Based Restricted Stock, which shall be Restricted Stock that becomes vested (or for which vesting is accelerated) upon the achievement of performance goals established by the Committee. The Committee may specify the number of shares that will vest upon achievement of different levels of performance. Except as otherwise provided by the Committee, achievement of maximum targets during the Performance Period shall result in the Participant's receipt of the full Performance-Based Restricted Stock Award. For achievement of the minimum target but less than the maximum target the Committee may establish a portion of the Award which the Participant is entitled to receive.

(d)
Except as otherwise provided by the Committee, any Restricted Stock which is not earned by the end of a Performance Period shall be forfeited. If a Participant's Date of Termination occurs during a Performance Period with respect to any Restricted Stock subject to a Performance Period granted to him or her, the Committee may determine that the Participant will be entitled to settlement of all or any portion of the Restricted Stock subject to a Performance Period as to which he or she would otherwise be eligible or make such other adjustments as the Committee, in its sole discretion, deems desirable. Subject to the limitations of the Plan and the Award of Restricted Stock, upon the vesting of Restricted Stock, such Restricted Stock will be transferred free of all restrictions to a Participant (or his or her legal representative, beneficiary or heir).

SECTION 8

RESTRICTED STOCK UNITS

8.1.           Subject to the terms of this Section 8, a Restricted Stock Unit entitles a Participant to receive shares for the units at the end of a Restricted Period to the extent provided by the Award with the vesting of such units to be contingent upon such conditions as may be established by the Committee (such as continued employment which, when required, shall be not less than three years (although the grant may provide for equal, annual, pro-rata vesting during that period), or satisfaction of performance criteria). The Award of Restricted Stock Units under this Section 8 may, but need not, be made in conjunction with a cash-based incentive compensation program maintained by the Company, and may, but need not, be in lieu of cash otherwise awardable under such program, provided, however, that one million of the shares remaining to be granted under Sections 7, 8 and 9 of the Plan as of April 18, 2002, shall only be used for Awards of shares of Performance-Based Restricted Stock, performance-based Restricted Stock Units or Performance Stock or in lieu of cash otherwise awardable under such program.

8.2.           The Committee shall designate the Participants to whom Restricted Stock Units shall be granted and the number of units that are subject to each such Award. The maximum number of shares of Stock that may be issued in conjunction with Awards granted under Sections 7, 8 and 9 of the Plan shall be twenty-three million shares. During any period in which units are outstanding and have not been settled in Stock, the Participant shall not have the rights of a stockholder, but shall have the right to receive a payment from the Company in lieu of a dividend in an amount equal to such dividends and at such times as dividends would otherwise be paid.

8.3.   If a Participant's Date of Termination occurs during a Restricted Period with respect to any Restricted Stock Units granted to him or her, the Committee may determine that the Participant will be entitled to settlement of all or any portion of the Restricted Stock Units as to which he or she would otherwise be eligible or make such other adjustments as the Committee, in its sole discretion, deems desirable.

SECTION 9

PERFORMANCE STOCK

9.1.           Subject to the terms of this Section 9, a Performance Stock Award provides for the distribution of Stock to a Participant upon the achievement of performance objectives established by the Committee.

9.2.           The Committee shall designate the Participants to whom Performance Stock Awards are to be granted, and the number of shares of Stock that are subject to each such Award. The maximum number of shares of Stock that may be issued in conjunction with Awards granted under Sections 7, 8 and 9 of the Plan shall be twenty-three million shares. The Award of shares under this Section 9 may, but need not, be made in conjunction with a cash-based incentive compensation program maintained by the Company, and may, but need not, be in lieu of cash otherwise awardable under such program, provided, however, that one million of the shares remaining to be granted under Sections 7, 8 and 9 of the Plan as of April 18, 2002, shall only be used for Awards of shares of Performance-Based Restricted Stock, performance-based Restricted Stock Units or Performance Stock or in lieu of cash otherwise awardable under such program.

9.3.           If a Participant's Date of Termination occurs during a Performance Period with respect to any Performance Stock granted to him or her, the Committee may determine that the Participant will be entitled to settlement of all or any portion of the Performance Stock as to which he or she would otherwise be eligible or make such other adjustments as the Committee, in its sole discretion, deems desirable.

SECTION 10

STOCK PURCHASE PROGRAM

10.1.         The Committee may, from time to time, establish one or more programs under which Participants will be permitted to purchase shares of Stock under the Plan, and shall designate the Participants eligible to participate under such Stock purchase programs. The purchase price for shares of Stock available under such programs, and other terms and conditions of such programs, shall be established by the Committee. The purchase price may not be less than 85% of the Fair Market Value of the Stock at the time of purchase (or, in the Committee's discretion, the average Stock value over a period determined by the Committee), and the purchase price may not be less than par value. Issuances under the Stock purchase programs authorized under this Section 10.1 shall not exceed a cumulative total of 400,000 shares subsequent to April 17, 2002.

10.2.         The Committee may impose such restrictions with respect to shares purchased under this section, as the Committee determines to be appropriate. Such restrictions may include, without limitation, restrictions of the type that may be imposed with respect to Restricted Stock under Section 7.

SECTION 11

ACHIEVEMENT AWARD STOCK

11.1.         Subject to the eligibility provisions of Section 3, the Committee may determine and designate from time to time from among the eligible Employees of an Employer those Employees who will be granted Achievement Award Stock. Such Employees shall be those Employees who are recognized for specific and unique achievements that exceed normal expectations for the job.

11.2.         Stock granted under this Section 11 shall consist of shares of Stock, which shall not be subject to a vesting period. The total number of shares of Stock to be awarded under this Section 11 shall not exceed 50,000 shares, and in any calendar year no Employee may be granted more than 25 shares of Stock (or such other number as the Committee may determine) under this Section 11, and such Stock shall be granted in lieu of a cash payment equal to no more than 25 (or such other number as the Committee may determine) times the Fair Market Value of one share of Stock on the date of grant.

SECTION 12

TERMINATION OF EMPLOYMENT

12.1.         If a Participant's Date of Termination occurs for any reason other than death, Disability, Retirement, or by reason of the Participant's employment being terminated by the Participant's employer for any reason other than Cause, all outstanding Awards shall be forfeited.

12.2.         If a Participant's Date of Termination occurs by reason of death, all Options outstanding immediately prior to the Participant's Date of Termination shall immediately become exercisable and all restrictions on Restricted Stock, Restricted Stock Units, Performance Stock and shares purchased under the Stock Purchase Program outstanding immediately prior to the Participant's Date of Termination shall lapse.

12.3.         If a Participant's Date of Termination occurs by reason of Disability or Retirement, the Restricted Period shall lapse on a proportion of any Awards outstanding immediately prior to the Participant's Date of Termination (except that to the extent an Award of Restricted Stock, Restricted Stock Units or Performance Stock is subject to a Performance Period, such proportion of the Award shall remain subject to the same terms and conditions for vesting as were in effect prior to termination). The proportion of an Award upon which the Restricted Period shall lapse shall be a fraction, the denominator of which is the total number of months of any Restricted Period applicable to an Award and the numerator of which is the number of months of such Restricted Period which elapsed prior to the Date of Termination.

12.4.         If a Participant's Date of Termination occurs by reason of the Participant's employment being terminated by the Participant's employer for any reason other than for Cause, the Restricted Period shall lapse on a proportion of any outstanding Awards (except that to the extent an Award of Restricted Stock, Restricted Stock Units or Performance Stock is subject to a Performance Period, such proportion of the Award shall remain subject to the same terms and conditions for vesting as were in effect prior to termination). The proportion of an Award upon which the Restricted Period shall lapse shall be a fraction, the denominator of which is the total number of months of any Restricted Period applicable to an Award and the numerator of which is the number of months of such Restricted Period which elapsed prior to the Date of Termination.

12.5.         Non-Qualified Stock Options which are exercisable at the time of (or become exercisable by reason of) the Participant's death, Disability, Retirement, or other termination of employment by the Participant's employer for reasons other than Cause shall expire on the expiration date set forth in the Award or, if earlier, five years after the Date of Termination, if the Participant's termination occurs because of death, Disability, or Retirement or if the Participant's employment is terminated by the Participant's employer for reasons other than Cause.

Incentive Stock Options which are exercisable at the time of (or become exercisable by reason of) the Participant's death, Disability, Retirement, or other termination of employment by the Participant's employer for reasons other than Cause and not exercised prior to the Date of Termination shall be treated as Non-Qualified Stock Options on the day following the Date of Termination and shall expire on the expiration date set forth in the Award or, if earlier, five years after the Date of Termination, if the Participant's termination occurs because of death, Disability, or Retirement or if the Participant's employment is terminated by the Participant's employer for reasons other than Cause.

12.6.         Notwithstanding any other provision of this Section 12 to the contrary, if a Participant's employment is terminated by the Participant's employer for reasons other than Cause in connection with and after a Change in Control:

(a)
All Options outstanding on the Participant's Date of Termination shall become exercisable (to the extent not already exercisable) on the Participant's Date of Termination, provided that this paragraph (a) shall apply only to options that were held by the Participant on the date of a Change in Control.

(b)
Any restrictions shall lapse on awards of Restricted Stock and Restricted Stock Units, including without limitation performance-based Restricted Stock and performance-based Restricted Stock Units, that are outstanding on the Participant's Date of Termination, and such Awards shall be fully vested as if all performance objectives have been attained (provided that this paragraph (b) shall apply only to Restricted Stock and Restricted Stock Units that were held by the Participant on the date of the Change in Control, and further provided that this paragraph (b) shall not apply to Performance Stock).

(c)	Any Performance Stock awards held by a Participant on the date of a Change in Control shall vest to the extent provided by the terms in the applicable Performance Stock Award Agreement.

        For purposes of this Section 12.6, a Participant will be treated as having been terminated by the Participant's employer for reasons other than Cause if the employment is terminated by the Participant for Good Reason.  For purposes of this Plan, "Good Reason" shall mean the occurrence after a Change in Control of one or more of the following conditions without the consent of the Participant:

(i)
The relocation of the Participant's base of operations for the Company or Related Company to a place that is 50 miles farther from his or her residence immediately prior to the Change in Control than the distance from such residence to the Participant's former base of operations for the Company or Related Company.

(ii)	The Participant's salary rate is reduced to a level that is less than 85% of the Participant's salary level immediately prior to the Change in Control.

(iii)
The aggregate value of a Participant's (A) annual salary rate at the time of termination, (B) bonus opportunity for the year in which the Date of Termination occurs, and (C) long-term incentive compensation awards for the year in which the Date of Termination occurs, is less than 85% of the aggregate value of a Participant's salary rate, bonus opportunity and long-term incentive awards for the year ending prior to the year in which the Change in Control occurs (with all such values to be determined by the Committee).

                However, if the reduction in compensation described in paragraph (ii) or (iii) is consistent with a broad-based company reduction in compensation by the Participant's employer (as determined by the Committee), the reduction will not be a basis for treating the Participant as having been terminated by the Participant's employer for reasons other than Cause, and the reduction shall be disregarded for purposes of paragraph (ii) and (iii).

A Participant shall be considered to have terminated employment for Good Reason if:

(I)
in regard to paragraph (i), the Participant resigns within 60 days of being notified by the Participant's employer in writing that the Participant's base of operations is being relocated to a destination that is described in paragraph (i), unless the employer notifies the Participant in writing of the cancellation of such relocation within 30 days after the Participant notifies the Company in writing that such relocation would constitute Good Reason; or

(II)
in regard to paragraphs (ii) and (iii):  (a) the Participant provides written notice to the Company of the occurrence of Good Reason within  60 days of being notified by the Participant's employer in writing that any of the actions described in preceding paragraphs (ii) or (iii) will apply to him or her; (b) the Company fails to notify the Participant of the Company's intended method of correction within 30 days after the Company's receipt of the notice, or the Company fails to correct the circumstances within said 30 day period; and (c) the Participant resigns within 60 days after receiving the Company's response, if such response does not indicate an intention to correct such circumstances, or within a reasonable time after the Company fails to correct such circumstances (provided that in no event may such termination occur less than 30 days following the provision of notice to the Company, or more than six (6) months after the initial existence of the condition constituting Good Reason).

12.7.         Notwithstanding any other provision of this Section 12 to the contrary and provided that the provisions of Section 12.6 do not apply, except as otherwise provided in the Award Agreement or by the Committee at the date of grant, in the event of a Change in Control, to the extent outstanding Awards granted under this Plan are not assumed, converted or replaced by the resulting entity on terms comparable to the Awards immediately prior to the Change in Control as determined by the Board of Directors (as constituted at the time of the Change in Control), all outstanding Awards that may be exercised shall become fully exercisable, all restrictions with respect to outstanding Awards shall lapse and become vested and non-forfeitable, and any specified corporate goals and objectives with respect to outstanding Awards shall be deemed to be satisfied at target.

12.8.         Except to the extent the Committee shall otherwise determine, if as a result of a sale or other transaction, a Participant's employer ceases to be a Related Company (and the Participant's employer is or becomes an entity that is separate from the Company), the occurrence of such transaction shall be treated as the Participant's Date of Termination caused by the Participant being discharged by the Employer other than for Cause.

12.9.         Notwithstanding the foregoing provisions of this section, the Committee may, with respect to any Awards of a Participant (or portion thereof) that are outstanding immediately prior to the Participant's Date of Termination, determine that a Participant's Date of Termination will not result in forfeiture or other termination of the Award.

SECTION 13

ADJUSTMENTS TO SHARES

13.1.         If the Company shall effect a reorganization, merger, or consolidation, or similar event or effect any subdivision or consolidation of shares of Stock or other capital readjustment, payment of stock dividend, stock split, spin-off, combination of shares or recapitalization or other increase or reduction of the number of shares of Stock outstanding without receiving compensation therefor in money, services or property, then the Committee shall adjust equitably and proportionally (i) the number of shares of Stock available under the Plan; (ii) the number of shares available under any individual or other limits; (iii) the number of shares of Stock subject to outstanding Awards; and (iv) the per-share price under any outstanding Award to the extent that the Participant is required to pay a purchase price per share with respect to the Award.  However, in no event shall this Section 13.1 be construed to permit a modification or other action with respect to an Option if such action would result in accelerated recognition of income or imposition of additional tax under Section 409A.

SECTION 14

TRANSFERABILITY OF AWARDS

14.1.         Awards under the Plan are not transferable except as designated by the Participant by will or by the laws of descent and distribution. To the extent that the Participant who receives an Award under the Plan has the right to exercise such Award, the Award may be exercised during the lifetime of the Participant only by the Participant. Notwithstanding the foregoing provisions of this Section 14, the Committee may permit Awards under the Plan (other than an Incentive Stock Option) to be transferred by a Participant for no consideration to or for the benefit of the Participant's Immediate Family (including, without limitation, to a trust for the benefit of a Participant's Immediate Family or to a family partnership for members of the Immediate Family), subject to such limits as the Committee may establish, and the transferee shall remain subject to all of the terms and conditions applicable to such Award prior to such transfer.

SECTION 15

AWARD AGREEMENT

15.1.         Each Employee granted an Award pursuant to the Plan shall execute an Award Agreement which signifies in writing, electronically or by such other means as the Company may designate, the offer of the Award by the Company and the acceptance of the Award by the Employee in accordance with the terms of the Award and the provisions of the Plan. Each Award Agreement shall reflect the terms and conditions of the Award. In the event of a disagreement between the individual Award Agreement and the Plan or the Compensation and Development Committee resolution, the Plan or the resolution will govern. Participation in the Plan shall confer no rights to continued employment with the Company nor shall it restrict the right of the Company to terminate a Participant's employment at any time.

SECTION 16

TAX WITHHOLDING; SECTION 409A

16.1.         All Awards and other payments under the Plan are subject to withholding of all applicable taxes, which withholding obligations shall be satisfied (without regard to whether the Participant has transferred an Award under the Plan) by a cash remittance, or with the consent of the Committee, through the surrender of shares of Stock which the Participant owns or to which the Participant is otherwise entitled under the Plan pursuant to an irrevocable election submitted by the Participant to the Company at the office designated for such purpose, provided that if shares are used for Awards granted on or after July 1, 2000, shares from the Awards may be used only in an amount equal to the minimum applicable tax withholding rate as established by the Code and relevant state or local tax authorities, and any additional amount due must be satisfied by use of attestation of ownership of other shares. The number of shares of Stock needed to be submitted in payment of the taxes shall be determined using the Fair Market Value as of the applicable tax date rounding down to the nearest whole share; provided that no election to have shares of Stock withheld from an Award or submission of shares shall be effective with respect to an Award which was transferred by a Participant in accordance with the Plan.

16.2.         The Committee may modify the time at which any Award will be settled, paid-out, vested or transferred if it determines that such modification may be necessary to avoid acceleration of tax or imposition of penalties under Section 409A.  Regardless of whether the Committee modifies or fails to modify the time at which any such Award is settled, paid-out, vested or transferred, the Employee shall be solely liable for any taxes, including without limitation taxes that may be imposed under Section 409A, penalties and interest incurred by reason of such transfer.

16.3.         If, at the time of an Employee's "separation from service" (within the meaning of Section 409A), (a) the Employee shall be a Specified Employee and (b) the Company shall make a good faith determination that an issuance of Stock or payment of cash in settlement of an Award constitutes Deferred Compensation, the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A,  then the Company shall not issue such Stock or pay such cash, as applicable, but shall instead accumulate and pay it, without interest, on the first business day of the seventh month following such separation from service.

SECTION 17

TERMINATION AND AMENDMENT

17.1.         The Board may suspend, terminate, modify or amend the Plan, provided that any amendment that would increase the aggregate number of shares which may be issued under the Plan; materially increase the benefits accruing to Participants under the Plan; modify Section 6.3(e) or materially modify the requirements as to eligibility for participation in the Plan, shall be subject to the approval of the Company's stockholders, except that any such increase or modification that may result from adjustments authorized by Section 13 does not require such approval. No suspension, termination, modification or amendment of the Plan may terminate a Participant's existing Award or materially and adversely affect a Participant's rights under such Award without the Participant's consent.  The Board hereby delegates to the Chief Executive Officer of the Company the authority to modify or amend the Plan and the Awards granted under the Plan and to take such actions as he or she determines to be necessary or appropriate solely for the purpose of avoiding acceleration of income recognition or imposition of taxes under Section 409A.  Notwithstanding the foregoing, in no event shall any amendment or termination of the Plan be made to the extent that it would not satisfy the provisions of Treasury Regulation Section 1.409A-3 (or other applicable provisions of Section 409A).